Exhibit 10.6

LISTING NOTE AGREEMENT

This Listing Note Agreement (the “Listing Note”) is entered into by and between Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (f/k/a American Realty Capital Global Operating Partnership, L.P.) (the “Partnership”) and Global Net Lease Special Limited Partner, LLC, a Delaware limited liability company (the “SLP”) this second day of June, 2015. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to as the applicable term in the Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P. dated as of June 2, 2015 (the “OP Agreement”).

WHEREAS, the SLP is a special limited partner of the Partnership which is governed by the OP Agreement;

WHEREAS, Global Net Lease, Inc., a Maryland corporation (the “Company”), is the general partner of the Partnership;

WHEREAS, pursuant to Section 5.1(c) of the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 2, 2013, the Company, as General Partner of the OP, was required to cause the Partnership to make certain distributions to the SLP with respect to its Special Limited Partner Interest upon a Listing; and

WHEREAS, a Listing occurred on June 2, 2015;

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.	Recitals.

The recitals to this Listing Note are incorporated by reference herein and made a part hereof.

2.	Redemption.

The Partnership hereby agrees to distribute to the SLP, with respect to its Special Limited Partner Interest, an aggregate amount (referred to herein as the “Listing Amount”) equal to (a) 15% of an amount equal to the difference (to the extent the result is a positive number) of (i) the sum of (I) the Market Value plus (II) the sum of all distributions or dividends (from any source) paid by the Company to its stockholders prior to the Occurrence Date, exceeds (ii) the sum of (I) the total Gross Proceeds plus (II) the total amount of cash that, if distributed to the stockholders who purchased shares of Common Stock in any Offering or Offerings, would have provided such stockholders a Priority Return on the Gross Proceeds as of the Occurrence Date minus (b) any distributions received by the SLP pursuant to Section 5.02(b) of the OP Agreement prior to the Occurrence Date or Section 3 hereof. The parties hereto understand that the Listing Amount is not be determinable until Market Value is determined. Notwithstanding anything herein to the contrary, in accordance with Section 736 of the Internal Revenue Code, as amended (the “Code”), this Listing Note shall be disregarded for applicable income tax purposes and the SLP shall continue to be treated as a partner of the Partnership in respect of its Special Limited Partner Interest for such purposes until the Partnership has satisfied all of its obligations under this Listing Note. Without limiting the foregoing, there shall be no other obligations to pay or accrue any other amounts (including interest) with respect to the Listing Note, other than the Listing Amount; provided, that any cash or property paid to the Special Limited Partner with respect to such interest shall be reported to the Special Limited Partner on Internal Revenue Service Schedule K-1 to Form 1065 (or such successor schedule or form).

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3.	Distributions in respect of the Listing Amount.

Upon closing any Asset Sale, after the date of this Listing Note but before the Market Value is determined and that is not a Liquidity Event, the Partnership shall make the distributions required by Section 5.02(b) of the OP Agreement, in accordance therewith.

4.	Conversion and Exchange of Special Limited Partner Interest.

(a)	Conversion. On and after such time as the Listing Amount is determined, the SLP shall have the right, but not the obligation, to contribute the entire Special Limited Partner Interest to the Partnership in exchange for OP Units in a transaction intended to qualify as a contribution of property pursuant to Section 721 of the Code. The SLP shall provide written notice to the General Partner of its intention to contribute the Special Limited Partner Interest at least ten (10) days prior to the date on which the contribution is to occur. The maximum number of OP Units issuable upon a contribution of the entire Special Limited Partner Interest shall be equal to the quotient of (i) the Listing Amount divided by (ii) the product of (A) in the case of a Listing or an Asset Sale that is a Liquidity Event, the Value of one REIT Share (as defined in the OP Agreement) on the date of the contribution, or in the case of a Merger, the Market Value of one share of the Company’s Common Stock pursuant to the terms of the applicable transaction document multiplied by (B) the Conversion Factor. Only a whole number of OP Units will be issuable upon a contribution of the entire Special Limited Partner Interest. The SLP covenants and agrees with the Partnership that the Special Limited Partner Interest shall be free and clear of all liens at the time of contribution. The contribution of the entire Special Limited Partner Interest shall occur automatically after the close of business on the applicable date of contribution, as of which time the SLP shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such contribution.

(b)	Exchange. OP Units issuable upon a contribution of the Special Limited Partner Interest in Section 4(a) above shall be exchangeable for cash or, at the option of the Partnership, for shares of the Company’s Common Stock pursuant to Section 8.04 of the OP Agreement; provided, that such OP Units (including, for the avoidance of doubt, any OP Units issued to the SLP as a result of any merger, consolidation or other business combination or reorganization to which the Partnership or the Company is a party) shall have been outstanding for at least two years (or such lesser time as determined by the Company in its sole and absolute discretion), which period shall include the period that the SLP held the Special Limited Partner Interest prior to its conversion to OP Units pursuant to Section 4(a).

(c)	OP Agreement. Except as otherwise set forth herein, this Listing Note, and the SLP’s rights in respect thereof shall be governed by, and subject to, the terms and conditions of the OP Agreement.

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5.	Subordination. This Listing Note and the rights and obligations evidenced hereby are subordinated in the manner and to the extent set forth in that certain Subordination Agreement (as amended, restated, modified or otherwise supplemented from time to time, the “Subordination Agreement”), dated as of June 1, 2015, between the Partnership, SLP and JPMorgan Chase Bank, N.A., as agent, to the “Obligations” (as defined therein), and the SLP, and any successor holder of this Listing Note, irrevocably agrees to be bound by the provisions of the Subordination Agreement, including, without limitation, any restrictions contained in the Subordination Agreement with respect to payments made under the Listing Note.

6.	Lost or Mutilated Note. If this Listing Note shall be mutilated, lost, stolen or destroyed, the Partnership shall execute and deliver, in exchange and substitution for and upon cancellation of this Listing Note (if mutilated), or in lieu of or in substitution for this Listing Note (if lost, stolen or destroyed), a new listing note but only upon receipt of evidence of such loss, theft or destruction of the Listing Note.

7.	Cancellation. This Listing Note shall be of no further force or effect once the SLP has received an amount equal to the Listing Amount. After all distributions have been paid, the SLP shall surrender this Listing Note to the Partnership for cancellation.

8.	Costs of Enforcement. In the event of the breach by the Partnership or the Company of any provision of this Listing Note or the occurrence of an Event of Default (as defined below), the SLP shall, be entitled to proceed to protect and enforce its rights hereunder by appropriate judicial proceedings and the SLP shall be entitled to exercise all other rights and remedies available at law or in equity. The Partnership and the Company shall be obligated, jointly and severally, to reimburse the SLP for all reasonable costs and expenses incurred in connection with the protection and enforcement of its rights hereunder and collection of all amounts owing hereunder plus reasonable attorneys’ fees and expenses.

9.	Events of Default. For purposes of this Listing Note, an “Event of Default” will be deemed to have occurred if:

(a)	the Partnership fails to pay any distributions in respect of the Listing Note or take any other actions in respect thereof, all as set forth herein or in the OP Agreement;

(b)	a Change of Control occurs with respect to the Partnership; or

(c)	an Event of Bankruptcy occurs with respect to the Partnership.

10.	Remedies Upon an Event of Default. The Partnership shall, within five (5) Business Days after becoming aware thereof, notify the SLP of the occurrence of any Event of Default. If an Event of Default shall occur and be continuing, the SLP shall be entitled to declare all amounts under this Listing Note due and payable.

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11.	Definitions.

(a)	“Asset Sale” means any transaction or series of transactions whereby: (i) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any real estate asset, real estate related loan or other investment or portion thereof, including any event with respect to any real estate asset that gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all the direct or indirect interest of the Partnership in any joint venture in which it is a co-venturer, member or partner; (iii) any joint venture directly or indirectly (except as described in other subsections of this definition) in which the Partnership as a co-venturer, member or partner sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any real estate asset or portion thereof, including any event with respect to any real estate asset which gives rise to insurance claims or condemnation awards; or (iv) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its direct or indirect interest in any real estate related loan or portion thereof (including with respect to any real estate related loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards in connection therewith; or (v) the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any other investment asset not previously described in this definition or any portion thereof.

(b)	“Common Stock” means the common stock of the Company, $0.01 par value per share. The term “Common Stock” shall, as the context requires, be deemed to refer to the class or series of Common Stock that correspond to the class or series of Partnership Interests for which the reference to Common Stock is made.

(c)	“General Partner” means the Company.

(d)	“Gross Proceeds” means the aggregate purchase price of all shares of Common Stock sold for the account of the Company through an Offering prior to the Occurrence Date, without deduction for Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any share of Common Stock for which reduced selling commissions are paid to (i) Realty Capital Securities, LLC or any successor dealer manager to the General Partner or (ii) any other broker-dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per share of Common Stock pursuant to the Registration Statement for such Offering without reduction.

(e)	“Liquidity Event” means: (1) an Asset Sale involving all or substantially all of the Assets owned directly or indirectly by the Company and distribution of the Net Sales Proceeds to the holders of the Company’s Common Stock; (2) a Listing; or (3) a Merger, in which the holders of the Company’s Common Stock receive securities of another entity that are listed and trading on a national securities exchange prior to, or that become listed on a national securities exchange concurrent with consummation of the Merger, as applicable.

(f)	“Listing” means the commencement of trading of the shares of the Company’s Common Stock on a national securities exchange.

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(g)	“Market Value” means: (1) in the case of a Listing, the average closing price of the shares of Common Stock over the Measurement Period multiplied by the number of shares of the Company’s Common Stock outstanding on the day trading first commences or commenced upon a Listing; (2) in the case of a Merger, the value accorded to the shares of the Company’s Common Stock in the applicable transaction documents governing the Merger multiplied by the number of shares of the Company’s Common Stock outstanding immediately prior to the effective time of the Merger; and (3) in the case of an Asset Sale that is a Liquidity Event, the Net Sales Proceeds distributed to the holders of the Common Stock. Notwithstanding (1) above, if a definitive agreement relating to a Merger or an Asset Sale that is a Liquidity Event shall be entered into after the shares of the Company’s Common Stock become Listed, but before the Measurement Period shall be completed, then Market Value shall be determined with reference to the Merger or, in the case of an Asset Sale that is a Liquidity Event, the Net Sale Proceeds distributed to the holders of the Company’s shares of Common Stock.

(h)	“Measurement Period” means the period of thirty (30) consecutive trading days during which the shares of Common Stock are eligible for trading beginning on the hundred and eightieth (180th) day after trading in the shares of Common Stock first commences or commenced on a national securities exchange.

(i)	“Merger” means any merger, reorganization, business combination, share exchange or acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the shares of the Company’s Common Stock in one or more related transactions, or another similar transaction involving the Company, pursuant to which the holders of the Company’s Common Stock receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares of Common Stock.

(j)	“Net Sales Proceeds” means the aggregate proceeds paid in cash received by the Company or the Partnership in connection with an Asset Sale, net of (i) direct costs (including legal and accounting fees, disposition fees, sales commissions and underwriting discounts and all title and recording expenses), (ii) all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence thereof, (iii) all payments made by the Company or the Partnership on any indebtedness that is secured by the assets subject to such Asset Sale in accordance with the terms of any lien upon or with respect to such assets or that must, by the terms of such lien or by applicable law, be repaid out of the proceeds from such Asset Sale and (iv) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to the purchaser undertaken by the Company or the Company or the Partnership in connection with the Asset Sale. Upon release from reserve or escrow or payment of any amounts referred to in clause (iv) above that are released or paid to the Company or the Partnership or any reduction in the amount of taxes required to be accrued pursuant to clause (ii) above resulting in a payment to the Partnership, such amounts shall then be deemed to be “Net Sales Proceeds.”

(k)	“Occurrence Date” means the occurrence of a Liquidity Event which is deemed to occur (x) in the case of a Listing, on the date that trading in the shares of the Company’s Common Stock commences; (y) in the case of a Merger, the effective time of the Merger; and (z) in the case of an Asset Sale, upon distribution of the Net Sales Proceeds to the holders of the Company’s Common Stock.

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(l)	“Offerings” means the public offering of shares of Common Stock pursuant to a Registration Statement filed with, and declared effective by, the Securities and Exchange Commission prior to the Occurrence Date of a Liquidity Event.

(m)	“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or in preparing the Company for registration of and subsequently offering and distributing its shares of Common Stock in an Offering or Offerings, which may include total underwriting and brokerage discounts and commission expenses; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under federal and state laws, including taxes and fees, accountants’ and attorneys’ fees.

(n)	“Priority Return” means a 6% cumulative, non-compounded, pre-tax annual return (based on a 365-day year).

(o)	“Registration Statement” means the Registration Statement on Form S-11or Form S-3, including shares to be issued pursuant to the distribution reinvestment plan or “DRP,” filed by the General Partner with the Securities and Exchange Commission, and any amendments thereof at any time made, relating to the Common Stock.

12.	Miscellaneous.

(a)	Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Listing Note shall be in writing and shall be deemed to have been duly given only if delivered (i) personally against written receipt, (ii) by facsimile transmission against facsimile confirmation, (iii) mailed by prepaid first class certified mail, return receipt requested, or (iv) mailed by prepaid overnight courier to the addresses set forth on the signature pages hereof. All such notices, requests, demands, waivers and other communications shall be deemed to have been given, (x) in the case of clauses (i) and (ii) above, on the date of such delivery and (y) in the case of clauses (iii) and (iv) above, when received.

(b)	Amendments; Waivers.

(i)	This Listing Note may be altered, amended or waived only by prior written agreement signed by the party or parties against whom enforcement of any alteration, amendment or waiver is sought.

(ii)	No failure or delay by either party in exercising any right, power or privilege under this Listing Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Listing Note shall be deemed to constitute a waiver by the party taking such action of compliance with any agreements contained in this Listing Note. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

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(c)	Successors and Assigns. Neither party may assign or transfer this Listing Note or any of its obligations or benefits under this Listing Note (other than by operation of law) in any manner whatsoever without the prior written consent of the other party. The provisions hereof shall be binding upon the legal representatives, successors and permitted assigns of the Partnership and the Company, and shall inure to the benefit of the SLP and its successors by operation of law.

(d)	Governing Law. This Listing Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof that would require the application of any other law.

(e)	Entire Agreement. This Listing Note and the other agreements and instruments referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto with respect to the subject matter hereof.

(f)	Severability. Any provision of this Listing Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Listing Note or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable law. To the extent any provision of this Listing Note is determined to be prohibited or unenforceable in any jurisdiction, the Partnership and the SLP agree to use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Listing Note as of the day and year first above written.

THE PARTNERSHIP:

GLOBAL NET LEASE Operating Partnership, L.P.

By:	Global Net Lease, Inc.
its General Partner

By:	/s/ Scott J. Bowman
Name: Scott J. Bowman
Title: Chief Executive Officer

Address for Notices:

Global Net Lease Operating Partnership, L.P. 405 Park Avenue New York, New York 10022 Facsimile No.: (212) 421-5799 Attention: Scott Bowman

AGREED TO AND ACCEPTED:

SLP:

Global Net Lease Special Limited Partner, LLC

By:	AR Capital Global Holdings, LLC,
its Managing Member

By:	AR Capital, LLC
its Member

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Authorized Signatory

Address for Notices:

Global Net Lease Special Limited Partner, LLC
405 Park Avenue
New York, New York 10022
Facsimile No.: (212) 421-5799

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